Filed Pursuant to Rule 424(b)2
File No. 333-223128
Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, Par Value $5.00 Per Share	$2,318,750,000	$288,685(4)

(1)
Pursuant to Rule 457(c), these figures are based upon the average of the high and low prices paid for a share of the Company's Common Stock on August 9, 2018, as reported in the New York Stock Exchange consolidated reporting system, and are used solely for the purpose of calculating the registration fee.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(3)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company's Registration Statement on Form S-3 (Registration No. 333-223128).

(4)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, $53,828 of previously paid filing fees have not been used with respect to 9,296,472 of the 20,000,000 shares of The Southern Company's common stock that were previously registered by The Southern Company pursuant to a prospectus supplement to the Registration Statement No. 333-202413, filed on November 8, 2016, and were not sold thereunder. Such fees are being used to offset a portion of the registration fee.

Prospectus Supplement
(to Prospectus dated February 21, 2018)

50,000,000 Shares

Common Stock

_____________________________

The Southern Company may offer and sell not to exceed 50,000,000 shares of its common stock from time to time through the sales agents named below.
These shares of The Southern Company’s common stock may be offered and sold through one or more of the sales agents named in this Prospectus Supplement, over a period of time and from time to time in transactions at then-current prices, pursuant to the applicable sales agency financing agreement. The Southern Company will pay each of the sales agents a commission not to exceed 1.00% of the sales price per share of shares sold through it as agent under the applicable sales agency financing agreement. The shares of common stock will be sold through only one sales agent on any given day. See “Plan of Distribution” in this Prospectus Supplement for further information.
The net proceeds that The Southern Company will receive will be the gross proceeds from such sales less the commissions and any other costs that The Southern Company may incur in issuing the shares. See “Use of Proceeds” in this Prospectus Supplement for further information.
The Southern Company’s common stock is listed and traded on the New York Stock Exchange under the symbol “SO”. The last reported sale price of The Southern Company’s common stock on the New York Stock Exchange on August 9, 2018 was $46.81 per share.
Investing in these securities involves risks. See “Risk Factors” on page S-3 for a description of certain risks associated with investing in The Southern Company’s common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_____________________________

Barclays	BNP PARIBAS	BofA Merrill Lynch	Citigroup	Goldman Sachs & Co. LLC

J.P. Morgan	Mizuho Securities	Morgan Stanley	MUFG	Scotia Howard Weil

SunTrust Robinson Humphrey	UBS Investment Bank	Wells Fargo Securities

August 10, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement or the accompanying Prospectus. Neither The Southern Company nor any sales agent takes any responsibility for, nor can it provide any assurances as to the reliability of, any other information that others may give you. This Prospectus Supplement and the accompanying Prospectus is an offer to sell only the shares of common stock of The Southern Company offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement and the accompanying Prospectus is current only as of its respective date.

RISK FACTORS
Investing in the common stock of The Southern Company involves risk. Please consider the risks and uncertainties described below and the risk factors in The Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and The Southern Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, which are incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
Risks Relating to The Southern Company’s Common Stock
The price of The Southern Company’s common stock may fluctuate significantly, which could negatively affect The Southern Company and holders of its common stock.
The market price of The Southern Company’s common stock may fluctuate significantly from time to time as a result of many factors, including:

•	investors’ perceptions of The Southern Company’s prospects;

•	investors’ perceptions of The Southern Company’s and/or the industry’s risk and return characteristics relative to other investment alternatives;

•	investors’ perceptions of the prospects of the energy and commodities markets;

•	differences between actual financial and operating results and those expected by investors and analysts;

•
changes in analyst reports, recommendations or earnings estimates regarding The Southern Company, other comparable companies or the industry generally, and The Southern Company’s ability to meet those estimates;

•	actual or anticipated fluctuations in quarterly financial and operating results;

•	volatility in the equity securities market; and

•	sales, or anticipated sales, of The Southern Company’s common stock, including sales pursuant to the sales agency financing agreements.
THE COMPANY
The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The Company is registered and qualified to do business under the laws of Georgia and is qualified to do business as a foreign corporation under the laws of Alabama. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Boulevard, N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018;
(c) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2018, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017; and
(d) the Company’s Current Reports on Form 8-K dated February 6, 2018, February 12, 2018, April 16, 2018, May 20, 2018, May 23, 2018 (two reports), July 2, 2018, July 29, 2018 and August 10, 2018.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus Supplement (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus Supplement). Such requests should be directed to Melissa K. Caen, Assistant Corporate Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
USE OF PROCEEDS
The proceeds from the sale of the common stock will be used by the Company for general corporate purposes, which may include the investment by the Company in its subsidiaries or the payment of a portion of the Company’s outstanding short-term indebtedness.
As of August 9, 2018, the Company’s outstanding short-term indebtedness consisted of approximately $1.3 billion of commercial paper and $1.4 billion of short-term bank debt. As of June 30, 2018, the short-term bank debt bore interest at a weighted average rate of approximately 3.05%. The proceeds of the short-term bank debt were used for working capital and other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of common stock, par value $5 per share. As of June 30, 2018, there were 1,014,136,083 shares of common stock issued and outstanding.
All shares of common stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors under certain circumstances. The vote of two-thirds of the outstanding common stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the common stock. No stockholder is entitled to preemptive rights.
The shares of common stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
The transfer agent and registrar for the common stock is currently Equiniti Trust Company.
PLAN OF DISTRIBUTION
The Company has entered into separate sales agency financing agreements with Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC as the Company’s sales agents under which the Company may offer and sell over time and from time to time not to exceed 50,000,000 shares of the Company’s common stock. Subject to the terms and conditions of each sales agency financing agreement, the applicable sales agent will use its commercially reasonable efforts to sell, consistent with its normal trading and sales practices, as the Company’s sales agent and on the Company’s behalf, all of the designated shares of common stock on any trading day or as otherwise agreed upon by the Company and the applicable sales agent. From time to time, the Company will submit orders to a sales agent relating to the shares of common stock to be sold through such sales agent, which orders may specify any price, time or size limitations relating to any particular sale. The Company will submit orders to only one sales agent relating to the sale of shares of the common stock on any given day. The Company may instruct any sales agent not to sell shares of common stock if the sales cannot be effected at or above a price designated by the Company in any such instruction. The Company or any sales agent may suspend the offering of shares of the common stock by notifying the other party.
Each sales agent will receive from the Company a commission not to exceed 1.00% of the gross sales price per share of the common stock for any shares sold through it as the Company’s sales agent under its sales agency financing agreement with the Company. The remaining sales proceeds, after deducting transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal the Company’s net proceeds for the sale of such shares.

Settlement for sales of the Company’s common stock will occur, unless the Company and the applicable sales agent agree otherwise, on the second trading day following the date on which any sales were made against payment to the Company. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.
As sales agents, Barclays Capital Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, MUFG Securities Americas Inc., Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SunTrust Robinson Humphrey, Inc., UBS Securities LLC and Wells Fargo Securities, LLC will not engage in any transactions that stabilize the price of the Company’s common stock. If the Company or any of the sales agents have reason to believe that the Company’s common stock is no longer an “actively-traded security” as defined under Rule 101(c)(1) of Regulation M under the 1934 Act, that party will promptly notify the others, and sales of common stock pursuant to the sales agency financing agreements or any terms agreement will be suspended until in the reasonable judgment of both parties Rule 101(c)(1) or another exemptive provision has been satisfied.
Under the terms of each sales agency financing agreement, the Company also may sell shares to one or more of the sales agents as principal for their own accounts or for accounts of their customers at a price agreed upon at the time of sale. A sales agent may offer the shares of common stock sold to it as principal from time to time through public or private transactions at market prices prevailing at the time of sale, at fixed prices, at negotiated prices, at various prices determined at the time of sale or at prices related to prevailing market prices. If the Company sells shares to a sales agent as principal, the Company will enter into a separate terms agreement with such sales agent and this agreement will be described in a separate prospectus supplement.
The shares of common stock offered hereby may be sold on the New York Stock Exchange or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.
In addition, if agreed by the Company and the relevant selling sales agents, some or all of the shares of common stock covered by this Prospectus Supplement may be sold through:

•	Ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	Purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	A block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction.
The Company will deliver to the New York Stock Exchange copies of this Prospectus Supplement and the accompanying Prospectus pursuant to the rules of the New York Stock Exchange. Unless otherwise required, the Company intends to report at least quarterly the number of shares of common stock sold through the sales agents under the sales agency financing agreements, the net proceeds to the Company and the compensation paid by the Company to the sales agents in connection with the sales of common stock.
In connection with the sale of the common stock on the Company’s behalf, each of the sales agents may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. The Company has agreed in each sales agency financing agreement to indemnify each of the sales agents against certain civil liabilities, including liabilities under the 1933 Act.
The Company estimates that total expenses of the offering payable by the Company, excluding discounts and commissions payable to the sales agents under the sales agency financing agreements, will be approximately $740,000.
The Company has agreed to reimburse the sales agents for certain of their reasonable out-of-pocket expenses.
The offering of common stock pursuant to each of the sales agency financing agreements will terminate upon the termination of each respective sales agency financing agreement, pursuant to its terms, by each respective sales agent or the Company.
The Company has agreed not to directly or indirectly sell, offer to sell, contract to sell, grant any option to sell or otherwise dispose of, shares of the Company’s common stock or securities convertible into or exchangeable for shares of the Company’s common stock, warrants or any rights to purchase or acquire shares of the Company’s common stock for a period beginning on the first trading day of a period during which any sales agent is making sales and ending on the related settlement date, without the prior written consent of the applicable sales agent. The applicable sales agent may give this consent at any time without public notice. The restriction described in this paragraph does not apply to sales of:

•
shares of the Company’s common stock and options to purchase shares that the Company issues, in either case, pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan (whether currently existing or adopted hereafter), dividend reinvestment plan or direct purchase plan, including, without limitation, the Southern Investment Plan;

•	shares of the Company’s common stock issued upon conversion of securities, or the exercise of warrants, options or other rights disclosed in the Company’s filings with the Commission; or

•	shares of common stock that the Company issues in connection with acquisitions of businesses, assets or securities of others.
The sales agents and their affiliates have engaged in and may in the future engage in transactions with, and, from time to time, have performed commercial banking, investment banking and advisory services for, the Company and its affiliates in the ordinary course of business, for which they have received and will receive customary compensation. Affiliates of each of the sales agents are lenders under the Company’s revolving credit facilities and, accordingly, to the extent the Company uses the net proceeds from this offering to repay indebtedness under the Company’s revolving credit facilities, such affiliates may receive a portion of the net proceeds from this offering.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes
Stock Purchase Contracts
Stock Purchase Units

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

February 21, 2018

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”),

●	junior subordinated notes (the “Junior Subordinated Notes”),

●	stock purchase contracts (the “Stock Purchase Contracts”), or

●	stock purchase units (the “Stock Purchase Units”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2017, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016; and
(c) the Company’s Current Reports on Form 8-K dated February 6, 2018 and February 12, 2018.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Assistant Corporate Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company owns all the outstanding common stock of Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”), Gulf Power Company and Mississippi Power Company, each of which is an operating public utility company. The traditional electric operating companies supply electric service in the states of Alabama, Georgia, Florida and Mississippi. In addition, the Company owns all of the common stock of Southern Power Company (“Southern Power”), which is also an operating public utility company. Southern Power develops, constructs, acquires, owns, and manages generation assets, including renewable energy projects, and sells electricity at market-based rates in the wholesale market.
Southern Company Gas, which was acquired by the Company in July 2016, is an energy services holding company whose primary business is the distribution of natural gas in seven states - Illinois, Georgia, Virginia, New Jersey, Florida, Tennessee, and Maryland - through natural gas distribution utilities. On October 15, 2017, a subsidiary of Southern Company Gas entered into agreements for the sale of the assets of two of Southern Company Gas’ natural gas distribution utilities, Elizabethtown Gas and Elkton Gas. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas.
The Company also owns all of the outstanding common stock or membership interests of Southern Communications Services, Inc. (“Southern Linc”), Southern Company Holdings, Inc. (“Southern Holdings”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), PowerSecure, Inc. (“PowerSecure”), and other direct and indirect subsidiaries. Southern Linc provides digital wireless communications for use by the Company and its subsidiary companies and also markets these services to the public and provides fiber optics services within the Southeast. Southern Holdings is an intermediate holding company subsidiary, primarily for the Company’s investments in leveraged leases and energy-related funds and companies, and for other electric and natural gas products and services. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear power plants and is currently managing construction of Plant Vogtle Units 3 and 4, which are co-owned by Georgia Power. PowerSecure is a provider of products and services in the areas of distributed generation infrastructure, energy efficiency, and utility infrastructure.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
CERTAIN RATIOS
The following table sets forth the Ratios of Earnings to Fixed Charges for the periods indicated.

	Year Ended December 31,
	2013	2014	2015	2016	2017
Ratio of Earnings to Fixed Charges(1)	3.14	3.43	3.94	3.00	1.51

(1)
This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” the distributed income of equity investees, the interest component of rental expense, the amortization of capitalized interest and the debt portion of allowance for funds used during construction, less “Dividends on Preferred and Preference Stock of Subsidiaries” and (ii) “Fixed Charges” consist of interest expense, capitalized interest, “Dividends on Preferred and Preference Stock of Subsidiaries,” the interest component of rental expense and the debt portion of allowance for funds used during construction. In computing “Fixed

Charges,” “Dividends on Preferred and Preference Stock of Subsidiaries” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts or the Stock Purchase Units will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2017, there were 1,007,603,100 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held and to cumulative voting at elections of directors under certain circumstances. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.
The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”). The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2017. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2017, on a consolidated basis, the Company had approximately $48.1 billion of outstanding long-term debt (including securities due within one year), of which approximately $34.6 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $2.4 billion of short-term notes payable, of which approximately $1.8 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2017, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:
(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee also serves as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture dated as of October 1, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”). The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2017, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $10.8 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2017, on a consolidated basis, the Company had approximately $48.1 billion of outstanding long-term debt (including securities due within one year), of which approximately $34.6 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $2.4 billion of short-term notes payable, of which approximately $1.8 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2017, the Company’s subsidiaries had approximately $0.3 billion of preferred outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the

Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also serves as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS
The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to these holders, a specified or varying number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and beneficial interests in either debt securities of the Company or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of some or all of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or deferred basis. The Stock Purchase Contracts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner. The terms of any Stock Purchase Contracts or Stock Purchase Units being offered will be described in a Prospectus Supplement.
PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will set forth the terms of the offering of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
The Company’s common stock is listed on the New York Stock Exchange. Each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units and certain matters relating to such securities will be passed upon on behalf of the Company by

Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton & Williams LLP, New York, New York. From time to time, Hunton & Williams LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

50,000,000 Shares

Common Stock

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PROSPECTUS SUPPLEMENT
August 10, 2018
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Barclays	BNP PARIBAS	BofA Merrill Lynch	Citigroup	Goldman Sachs & Co. LLC

J.P. Morgan	Mizuho Securities	Morgan Stanley	MUFG	Scotia Howard Weil

SunTrust Robinson Humphrey	UBS Investment Bank	Wells Fargo Securities